Exhibit 10.4

OCEAN WALL

This Introducer Agreement is made on [*] February 2026.

BETWEEN:

(1)	OCEAN WALL LIMITED, a private limited company incorporated under the laws of England and Wales with company registration number 11907819 whose registered office is at 124 City Road, London EC1V 2NX (the “OWL”); and

(2)	SKYLINE BUILDERS GROUP HOLDING LTD., a Cayman Islands exempted company with company registration number 411305 whose registered office is at Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands (the “Client”),

each also referred to as a Party and together the Parties.

WHEREAS:

(A)	The Client is a leader in the mining and processing of critical minerals essential for modern technologies.

(B)	OWL is a company with expertise in providing capital introduction services (as more fully defined below) to companies such as the Client.

(C)	The Client wishes to appoint OWL to provide the capital introduction services to it and OWL wishes to accept such appointment on the terms set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

“Affiliate”	in respect of a body corporate means any subsidiary of that body corporate, any holding company of that body corporate, any subsidiary of any such holding company and any Associated Company of that body corporate, or any such subsidiary or any such holding company.

“Applicable Law”	means the (i) rules of the FCA, (ii) the rules of any other relevant regulatory authority, and (iii) in respect of each Party, all other laws, rules, directives, regulations and orders of governmental or regulatory agencies, as applicable to such Party in relation to the Services.

“Associated Company”	in relation to any person means any company or entity in which that person directly or indirectly owns or is interested in more than 20% of the voting share capital (or equivalent rights of ownership).

“Base Currency”	means USD.

“Business Day”	means a day which is not a Saturday or Sunday and upon which banks are open for business in London.

“Client Information”	means certain relevant information about the Client that may be of interest to an Investor and which may include, without limitation, its investment strategy and/or the terms (or heads of terms) of any particular transaction, and such other information as may be reasonably requested by OWL and produced by the Client from time to time.

“Confidential Information”	means all financial, business and other information, in whatever form or medium, including, without limitation, this Agreement and its terms, investment strategies, positions, investments, transactions (and potential transactions), regulatory information, customer information and all commercially sensitive information that is provided by one Party to the other Party (including, for the avoidance of doubt, details relating to any Investors), but excluding Client Information.

“FCA”	means the Financial Conduct Authority of the United Kingdom, or any successor organisation or authority.

“FCA Rules”	means the Handbook of Rules and Guidance of the FCA as amended from time to time.

“Fees”	means the Success Fees.

“Investment”	means an investment made pursuant to Regulation S by an Investor, directly or indirectly, in (i) the Client or any of its Affiliates (including any special purpose vehicle established for the purpose of receiving the investment), and/or (ii) in a specific transaction entered into or to be entered into by the Client or any such Affiliates, on whatever basis and as may be agreed between the Client and the Investor, as the case may be.

“Investor”	means a potential investor that is introduced to the Client by OWL, including any person, bodies corporate or any of their respective Affiliates, alternate entities, investment vehicles or divisions of (or controlled by) the Investor.

“Losses”	means all claims, losses, damages, liabilities, judgements, costs and expenses (including without limitation, reasonable legal fees and disbursements) and amounts paid in settlement.

“Regulation S”	shall have the meaning set forth in Section 3.2 hereof.

“Services”	means the capital introduction agreed by the parties and as set out in Part A of Schedule 1 to this Agreement, as updated and amended from time to time.

“Subscription Documents”	means any offering memoranda, subscription agreement, prospectus, placement agreement, placing letter or any other subscription documents.

“Success Fee”	means the fees payable on an Investment as set out in Part B of Schedule 1 of this Agreement.

“Term”	means the period of time starting on and including the date of execution of this Agreement through to the date of termination of this Agreement in accordance with Clause 9.

1.2	All headings appear for convenience only and shall not affect the interpretation of this Agreement.

1.3	The singular shall include the plural and vice versa.

2.	SERVICES

2.1	The Client appoints OWL, on a non-exclusive basis, to provide the Services during the Term upon the terms and conditions of this Agreement, and OWL accepts such appointment.

2.2	OWL shall provide the Services in good faith and with the professional skill, care and diligence expected of a party carrying out similar services on an arm’s length basis for a similar counterparty and the Client shall pay to OWL the Fees. OWL will comply with all Applicable Laws and in circumstance where there is a conflict between its regulatory obligations and a term of this Agreement the regulatory obligations will take precedence.

2.3	The Client acknowledges that the performance of the Services is not, and is not intended to be, provided on a continuous basis. OWL shall devote such time and resources on an as-needed basis, acting in good faith and in a commercially reasonable manner, as it considers necessary for the performance of the Services [in accordance with any commitments as to time and scope as may be set out in Part B to Schedule 1 of this Agreement] and/or as are reasonably requested by the Client and agreed to by OWL.

2.4	The Services shall be performed principally from OWL’s own place of business and/or through OWL’s own mediums of communication. OWL acknowledges that the Services may require a reasonable amount of travel.

2.5	The Client acknowledges that the duties and responsibilities owed by OWL under this Agreement shall not include: (a) giving tax, legal, accountancy or, otherwise than expressly set out in Part A of Schedule 1 of this Agreement or as otherwise agreed, other specialist or technical advice or services; (ii) providing services as receiving bankers or registrars (and for the avoidance of doubt OWL will at no time and is not authorised to receive any sums of money on behalf of the Client); and (iii) other than as expressly agreed and/or as set out in the Services, giving general financial or strategic advice.

3.	INVESTOR INTRODUCTIONS

3.1	The Client will provide the Client Information to OWL for the purpose of enabling it to identify Investors whom it believes, in its sole discretion, may be interested in making an Investment.

3.2	OWL shall conduct such due diligence on Investors, including certain anti-money laundering and know your customer checks, including verification of each Investor’s status as a non U.S. Person (as defined in Regulation S of the Securities Act of 1933, as amended (“Regulation S”)), as it considers are necessary for the Services and are consistent with its authorisations under FCA Rules. In addition, to the best of OWL’s knowledge and belief, all Investors will be (i) an Eligible Counterparty and/or as a Professional Client for the purposes of the FCA Rules and therefore authorised for the purpose of conducting investment activities of the type carried out by the Client in relation to them; and (ii) a person that falls within Article 19 (investment professionals), Article 48 (certified high net worth individuals), Article 49 (high net worth companies, unincorporated associations etc), Article 50 (sophisticated investors) and, where applicable/available to the type of Client and dependent on the investment concerned, Article 50A (self-certified sophisticated investors) or any other relevant Articles of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (FPO). OWL will provide the Client with relevant details of Investors prior to any introduction being made. Notwithstanding the above, however, the Investors will not be clients of OWL and OWL will not be acting as agent or in any other capacity for such Investors.

3.3	The Client acknowledges that the solicitation of Investors and the marketing and selling of certain types of investment may be restricted by Applicable Law. The Client is solely responsible for ensuring that it has met and maintains such licensing and filing requirements (or exemptions from the same) applicable to the distribution of Client Information, receipt of the Services and any selling or marketing restrictions in any relevant jurisdiction.

3.4	OWL may, and is hereby authorised (but subject to Clause 3.3) by the Client to, disclose the Client Information to Investors, together with such supplemental materials (including manager profile information prepared by OWL for the convenience of the Investors), that OWL considers may be useful for the Investors. OWL may, at its discretion, choose to include a disclaimer substantially in the form of Schedule 2 in any Client Information it provides to Investors.

3.5	The form and format of any Investor introduction, including the attendance and/or participation of OWL, will be agreed by the Parties on a case-by-case basis. Provision of the Services and/or an introduction of an Investor to the Client shall not at any time constitute an offer to sell nor the solicitation of any offer to buy any security or other investment product and the Client will not do anything that is, or could be considered to be, inconsistent with this principle.

3.6	Following an introduction, an Investment shall be made solely on the basis of and in accordance with the Subscription Documents and not on any other basis. All Subscription Documents shall contain a statement that an Investment is made exclusively on the basis of those Subscription Documents.

3.7	The Client agrees that OWL will not be responsible for conducting any due diligence in respect of any Investment (whether in terms of nature, extent, adequacy or performance) and that it shall be the responsibility of the Client to ensure that the advice from its advisers in relation to an Investment is obtained and made available to all of the parties to that Investment for consideration and, consequently, that it is adequate for the purposes of that Investment and to enable Investors to make an informed decision as to any Investment they do wish to make. OWL will not have any liability in respect of any services or advice provided to the Client or its Affiliates by persons other than the Client (if any).

3.8	The Client undertakes to notify OWL within 5 Business Days of any Investment being made by an Investor, such notification to include the name of the Investor, the date of the investment, the date of the introduction and the gross value of the Investment.

3.9	This Agreement does not give rise to any express or implied commitment by OWL to place or underwrite any securities in respect of an Investment.

4.	FEES

4.1	The Client shall pay the Fees that are set out in Part B of Schedule 1.

4.2	During the Term, the Client shall reimburse OWL for all pre-agreed, reasonable out-of-pocket business expenses incurred in connection with travel and providing the Services. Notwithstanding the foregoing, the Client shall not reimburse OWL for any expense incurred by OWL that is related to OWL’s business overhead, including, but not limited to telephone expenses and/or service, computer equipment, office supplies, employees, advisors (including legal and tax advisors) or agents whom OWL may engage.

4.3	In addition to the Fees set out in Clause 4.1, the Client shall pay OWL a non-accountable expense allowance in the form of a flat fee of $300,000.

4.4	The Fees and expenses payable to OWL under this Agreement will be paid upon receipt of an invoice delivered to the Client, without set off or counterclaim.

4.5	All Fees and expenses shall be calculated net of any applicable value added tax or other taxes due, which shall be paid in addition at the rate and in the manner for the time being prescribed by Applicable Law.

5.	CLIENT CLASSIFICATION

5.1	For the purposes of the FCA Rules and based on the information the Client has provided to OWL, OWL will categorise the Client as a Professional Client (as such term is defined in the FCA Rules). In accordance with FCA Rules, the Client has the right to request a different categorisation. Where OWL does agree to a re-categorisation of the Client in accordance with the Conduct of Business Sourcebook of the FCA Rules, the Client may either gain or lose protections (as the case may be) afforded by certain FCA Rules.

5.2	The Client acknowledges that in order to ensure compliance with the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2007, the Proceeds of Crime Act 2002, the Terrorist Act 2000 and the Joint Money Laundering Steering Group Guidance Notes (as amended from time to time) or any other Applicable Law, OWL will require verification of identity and source of any wealth and source of funds which are paid to OWL as Fees. The Client agrees to provide on demand satisfactory evidence to verify its identity and source of funds and to do all other acts and such things as may reasonably be required so as to comply with such Applicable Laws. The Client acknowledges that OWL may also undertake electronic identity checks, and other online identity verification services should we believe such action to be appropriate. Any failure to provide the relevant information within a reasonable time period may result in a delay in our ability to provide Services and, ultimately, may result in OWL ceasing to deal with the Client or provide Services. OWL accept no responsibility or liability arising directly or indirectly as a result of its need to do this.

6.	NO PARTNERSHIP AND NON-EXCLUSIVITY

6.1	The Client acknowledges that nothing contained in this Agreement shall be construed to imply a joint venture, partnership or principal-agent relationship between the Client and OWL.

6.2	OWL shall have no authority to act for, represent or otherwise bind or obligate the Client in any way.

6.3	Nothing in this Agreement shall prohibit OWL from providing capital introduction and other services to any other person and the Client expressly acknowledges that OWL is not providing the Services to the Client on an exclusive basis.

7.	REPRESENTATIONS, RECOMMENDATIONS AND LIMITATION OF LIABILITY

7.1	Each Party represents and warrant to the other that (i) it has full authority to enter into this Agreement, (ii) it has all necessary power, licences and permissions to carry out lawfully its obligations under this Agreement, (iii) it has made its own assessment as to the suitability and appropriateness of entering into this Agreement and, to the extent it has deemed it necessary, has taken independent advice to ensure it fully understand the legal effect of this Agreement, (iv) no event of default, termination event or other similar event (howsoever described) is in existence which may have a material impact on its ability to perform its duties and obligations under this Agreement, and (v) it is not subject to any insolvency or related (or analogous) proceedings.

7.2	OWL will not make any determination, is not liable for any determination, and makes no representation as to the suitability or appropriateness of any Investor or any Investment, or whether such investment would be permitted under Applicable Law. The Client accepts and agrees that, notwithstanding the fact that OWL may conduct its own due diligence and checks on Investors under clause 3.2: (i) it shall be wholly responsible for evaluating the suitability and eligibility of an Investor prior to accepting an Investment under the terms of the Subscription Documents, (ii) that OWL has no such obligation or responsibility and (iii) in particular, that OWL has not screened Investors or the source of investment monies for the purpose of the Client’s own compliance with its obligations under anti-money laundering rules and relevant Applicable Law.

7.3	OWL nor any of its Affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S) in connection with the offering of the Series B Preferred Shares and it has complied and will comply with the offering restrictions requirement of Regulation S.

7.4	The Client represents that all Client Information is at that date, and as periodically updated, (i) accurate, not misleading and does not contain any untrue statement of a material fact or omit to state a material fact and (ii) consistent with current Subscription Documents. The Client undertakes to notify OWL immediately in the event that the Client Information ceases to be adequate, accurate, fair or complete. The Client acknowledges that OWL has no duty to, and does not, express a view as to the completeness, adequacy and accuracy of the Client Information and expressly disclaims responsibility for the Client Information.

7.5	Unless otherwise specifically agreed in writing, (i) the provision of the Services shall not constitute any approval, endorsement or recommendation by OWL of the Client or any transaction (as the case may be) and OWL shall not be liable to the Client or any third party (howsoever such liability may arise) in any manner whatsoever, and (ii) OWL is not acting as an underwriter, placement agent, promoter or in any similar capacity, and does not act as the Client’s fiduciary.

7.6	OWL shall not be responsible or liable to the Client or any third party for any loss of profits or loss of goodwill or reputation, except for any such loss resulting primarily from OWL’s gross negligence, bad faith, or willful misconduct.

8.	INDEMNITY

8.1	The Client shall indemnify and hold harmless OWL and its Affiliates (and each of their respective directors, officers, employees or agents) (each an “Indemnified Party”) from and against any Losses which an Indemnified Person may suffer or incur, resulting from any demand, claim, arbitration, lawsuit, action or other proceeding based upon or arising out of the proper performance of the Services under this Agreement. The Client will reimburse any Indemnified Person for all properly incurred expenses (including professional and legal fees) in connection with investigating, preparing, settling, compromising or defending or in establishing their right to be indemnified in connection with any such action or claim, whether or not in connection with pending or threatened litigation, in which such Indemnified Party is a party.

8.2	The indemnity provided in Clause 8.1 shall not apply to the extent that the Losses are finally judicially determined by a court of competent jurisdiction to have occurred as a result of an Indemnified Person’s fraud, wilful default, material breach of contract or gross negligence in providing the Services. In no circumstances shall OWL be liable for any indirect, consequential or special losses.

8.3	The Client agrees that, to the fullest extent permissible by Applicable Law, no claim shall be made by the Client or any of its Affiliates (or any of their respective directors, officers, employees or agents) against an Indemnified Party to recover any Losses suffered, directly or indirectly, as a result of the Services provided by OWL under this Agreement or any other Indemnified Persons’ performance of the Services under this Agreement, save to the extent that any such Losses are finally judicially determined by a court of competent jurisdiction to have resulted from that Indemnified Party’s fraud, wilful default, gross negligence or material breach of contract.

8.4	The Client agrees that, without prejudice to any legitimate claim that the Client may have against OWL, no liability will be assumed by and no proceedings may be taken against any director, officer, employee or agent of OWL or its Affiliates in connection with the Services provided under this Agreement. The Client will notify OWL as soon as reasonably practicable if the Client becomes aware of any claim which may give rise to a liability under the indemnity contained in this clause 8.

9.	TERM AND TERMINATION

9.1	Either Party may terminate this Agreement at any time by giving 20 Business Days’ prior written notice.

9.2	The Client may terminate this Agreement as a result of a material breach of this Agreement by OWL PROVIDED THAT (i) the Client provides written notice to OWL of the material breach and, (ii) if the material breach is capable of remedy, OWL has not remedied the material breach within 5 Business Days’ of the written notification.

9.3	Either Party may terminate this Agreement with immediate effect by written notice if the other Party (i) voluntarily or involuntarily becomes the subject of a petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors which is not dismissed within 30 Business Days, (ii) admits in writing it is unable to pay its debts as they become due, or (iii) ceases, or threatens to cease, to trade; or (iv) is in material breach of any Applicable Laws.

9.4	Upon termination of this Agreement, neither Party shall have any further obligations to the other Party except for the payment by the Client to OWL of all Fees and validly accrued expenses that are unpaid at the date of the termination and the provisions of clauses 8, 10, 11, and 12 which shall survive termination of this Agreement. Notwithstanding the above, and for the avoidance of doubt, the provisions of Part B of Schedule 1 to this Agreement (Fees) shall also remain in full force and effect following the termination of the Agreement.

10.	CONFIDENTIAL INFORMATION

10.1	The Parties agree to keep and preserve confidential all Confidential Information, not to disclose the Confidential Information save in accordance with Clause 10.2, and otherwise to treat such Confidential Information with the same skill, care and diligence afforded to their own proprietary, confidential and/or sensitive information.

10.2	A Party may disclose Confidential Information (i) if and to the extent it is required to do so by Applicable Law or by a court of competent jurisdiction, (ii) with the prior written consent of the other Party, and (iii) to professional advisers (provided that such advisers are under a similar duty of confidentiality). In the case of disclosure under 10.2(i), the disclosing Party shall, unless acting in good faith it reasonably determines it is prohibited from doing so, use reasonable endeavours to give prior notice of the disclosure to the other Party and, if so requested and at the cost of the other Party, work in good faith to limit the scope of any disclosure.

10.3	Following termination of the Agreement, each Party shall return or destroy (to the extent reasonably and technically practicable) all the other Party’s Confidential Information, save that a Party may keep one copy of the Confidential Information for its internal compliance policy purposes.

10.4	Information is not, or is no longer, Confidential Information if it (i) is in the public domain at the time of disclosure, (ii) was already known to the receiving Party, (iii) becomes known to the receiving Party as a result of disclosure from a third party not known (in good faith) to be under any duty of confidentiality, or (iv) has been independently developed by the receiving Party.

11.	INTELLECTUAL PROPERTY

All intellectual property rights in materials developed by OWL either prior to the date of this Agreement or during the course of any work conducted by it during the course of its appointment under the terms of this Agreement shall be retained by OWL and may only be used by the Client (or any of its Affiliates) for the specific purpose made known to OWL at the time of entry into this Agreement. The Client acknowledges OWL’s ownership of these rights and the proprietary nature of this material and agrees not to disclose such material to any third party without the Client’s prior written consent.

12.	MISCELLANEOUS

12.1	OWL reserves the right to charge interest from the end of its credit period at the rate of 2% above the base rate of Barclays Bank plc for the time being on any unpaid invoice.

12.2	All notices or other communications to be made or given under this Agreement shall be in writing (which shall include email) and sent to the current address held on the records of the sending Party. Notices shall be deemed duly given (i) when delivered, if sent by courier or other messenger (including registered mail), (ii) when sent by email, if no “non delivery” message is subsequently received, (iii) on the fifth Business Day if sent by national ordinary mail, and (iv) on the tenth Business day if sent by airmail.

12.3	This Agreement contains the entire agreement between the Parties with regard to the subject matter and may not be modified except in writing and as agreed by both Parties. No failure or delay by a Party to exercise any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or an abandonment of any steps to enforce such right or power, preclude any other, further or future exercise of any such right or power under this Agreement.

12.4	This Agreement may be entered into in any number of counterparts and by the Parties to it on separate counterparts each of which when so executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

12.5	In the event that one or more of the provisions of this Agreement is found to be unlawful, invalid or otherwise unenforceable, that provision (or those provisions) shall be deemed severed from this Agreement. The remainder of this Agreement shall continue to be valid and enforceable.

12.6	The Client and OWL do not intend that any provision of these Terms should be enforceable by virtue of the Contract (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement, other than an Indemnified Party for the purposes of clause 8.

12.7	This Agreement and the relationship between the parties (including any non-contractual obligation arising out of or relating to this Agreement) shall be governed by and construed in accordance with English law. Any disputes and claims will be dealt with by the courts of England and Wales.

[Signature Page Follows]

SIGNED for and on behalf of OCEAN WALL LIMITED by:	SIGNED for and on behalf of SKYLINE BUILDERS GROUP HOLDINGS LIMITED by:
Authorised Signature	Authorised Signature

[Signature Page to Introducer Agreement]

Schedule 1

PART A

The Services

●	Review and comment on Client Information

●	Identify Investors for the Client and initiate preliminary discussions to sound out investment interest

●	Liaise with Client to discuss Investors and/or produce a “short list” of potential introductions

●	Arrange for introduction of Investors to Client and provide relevant Investor background information to Client prior to introduction

●	Present Investment opportunity (as agreed and signed off by the Client) to potential Investors

●	Attend meetings or conference calls to facilitate discussions between Client and Investor

●	Provide timely Investor feedback to the Client

●	Answer ad hoc queries (whether on calls, in writing or face to face meetings) whether from Client or Investor (as the case may be) in connection with a potential Investment

●	Work with Client to prioritise Investors for follow up and lead or assist (as the Client requires) such further follow up

●	Participate in conference calls with Investors and/or with Client to provide market colour and insight, as appropriate

●	Attendance at closing meetings in respect of an Investment

●	Post Investment/Fund launch consultations as required and agreed from time to time

●	Such other services as may be agreed from time to time

PART B

The Success Fee

The Success Fee for an Investment by an Investor in the Client or in a specific transaction (as the case may be) shall be as follows:

a.	For each Investor who makes an Investment within 12 months of the date of the introduction of the Investor to the Client, the Client shall pay to OWL a commission in the Base Currency equal to 8% of the gross cash proceeds received by the Client from the Investment; and

b.	The client shall issue to OWL warrants to purchase [*] Class A Ordinary Shares on terms set forth in the form of warrant attached to this Agreement; and

c.	If an Investor increases their Investment, or makes a subsequent new Investment after exiting the previous Investment, within 12 months of the date of the original Investment, the Client shall pay to OWL a commission in the Base Currency equal to 8% of the gross value of this increase or subsequent new Investment (as the case may be).

Schedule 2

Disclaimer

All information or written materials (“IWM”) provided to you (the “Potential Investor”) by Ocean Wall Limited (“OWL”) in connection with a potential introduction and investment in one of its clients (a “Client”) or a specific transaction pursuant to Regulation S entered or to be entered into by one of its Clients (together, an “Investment”) are for distribution only under such circumstances as may be permitted by applicable law. The IWM is provided for informational purposes only and (i) has been prepared and issued by, and is the responsibility of, the relevant Client, (ii) is intended for use solely by the recipient, and (iii) is intended only for investors who are either an Eligible Counterparty and/or as a Professional Client for the purposes of the FCA Rules and therefore authorised for the purpose of conducting investment activities of the type carried out by the Client in relation to them; and (iii) are fall within Article 19 (investment professionals), Article 48 (certified high net worth individuals), Article 49 (high net worth companies, unincorporated associations etc), Article 50 (sophisticated investors) and, depending on the type of investment concerned, Article 50A (self-certified sophisticated investors) or any other relevant Articles of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (FPO). No part of this information may be reproduced or retransmitted in any manner without the written permission of OWL.

OWL may arrange to introduce the Potential Investor to the Client to discuss the potential for an Investment.  The arrangement of such an introduction, your receipt of invitations and information relating to the Client, together with the distribution of IWM does not constitute (i) an endorsement or recommendation by OWL of the Client, (ii) an offer to sell or a solicitation of an offer to buy any security, (iii) a recommendation or a determination of suitability of an Investment for any purpose nor (iv) advice given by OWL as to the merits, or the legal, regulatory, tax or financial consequences of an Investment.   It is the Potential Investor’s obligation to review carefully any statements made by the Client and to perform whatever due diligence it and its advisers deem appropriate.

[Hedge funds (and often their managers) are currently not subject to securities registration, and disclosures made by these funds or managers may not be reviewed by any regulator or self-regulatory organization.] OWL has not taken any steps to verify the adequacy, accuracy or completeness of the IWM and has not approved and does not bear any responsibility for the IWM.  OWL does not perform due diligence on information provided by its Client and we disclaim all responsibility or liability, whether express or implied, for completeness, correctness, accuracy or adequacy of any such information. OWL also is not providing any information regarding the Client to a Potential Investor you based on its particular financial situation or needs. Any invitations the Potential Investor receives to be introduced to a Client, or views expressed in IWM provided to the Potential Investor, do not take into account the Potential Investor’s individual circumstances.

[Investments in hedge funds are speculative and involve a high degree of risk. A Potential Investor could lose all or a substantial amount of any Investment.] The information herein does not list, and does not purport to list, all the risk factors associated with an Investment.  OWL assumes no responsibility or liability for any results of an Investment based on any material or information provided herein.  The Potential Investor shall take full responsibility for its investment decisions, and all Investments shall be made solely pursuant to such offering memoranda, subscription agreements, prospectus, placement agreement or other subscription documents produced and provided by the Client.

Under the terms of its agreement with the Client, OWL will receive a fee if an introduction of a Potential Investor results in an Investment. Notwithstanding the above, OWL shall have no authority to act for, represent or otherwise bind or obligate the Client in any way and the decision to accept or reject an Investment is solely the responsibility of, and wholly at the discretion of, the Client.